EXHIBIT 5.1

                             October 18, 2000

Quaker Chemical Corporation
Elm and Lee Streets
Conshohocken, Pennsylvania  19428

Ladies and Gentlemen:

    We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), filed on this date by Quaker Chemical Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), to which this opinion letter is attached as an exhibit, for the registration of 500,000 shares of Quaker Chemical Corporation Common Stock, $1.00 par value per share ("Common Stock"), which have been reserved for issuance under the Quaker Chemical Corporation 2000 Employee Stock Purchase Plan (the "Plan").

    We have examined the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed, the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company's Common Stock registered by this Registration Statement, when issued under the Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company's transfer agent and registered by the Company's registrar prior to its issuance.

    On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such shares and payment therefore in accordance with the provisions of the Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable.

    This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose or furnished to, quoted to or relied upon by any other person for any purpose without our prior written consent. The opinions set forth above are rendered as of the date of this letter. We assume no obligation to update or supplement any of these opinions to reflect any changes of law or fact that may occur subsequent to the date hereof.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  /s/ FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP
                                  -------------------------------------------
                                  FOX, ROTHSCHILD, O'BRIEN & FRANKEL,
                                  A Limited Liability Partnership

                                   II-7

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